CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT MAGENTA THERAPEUTICS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.1

Amendment No. 3

to the

Exclusive Research, Development Option and License Agreement dated March 1, 2018, as amended by Amendments dated July 4, 2019 and October 30, 2019
(the “Agreement”)

by and between

Magenta Therapeutics, Inc.

with principal offices located at 100 Technology Square (5th Floor), Cambridge, MA 02139, USA (“MAGENTA”),

and

Heidelberg Pharma Research GmbH
(former Heidelberg Pharma GmbH)

with principal offices located at Gregor-Mendel-Str. 22, D-68526 Ladenburg, Germany (“HDPR”),

both also referred to each as a “Party” or together as “Parties”.

WHEREAS, Magenta and HDPR wish to amend certain provisions of the Agreement that relate to each Party’s rights to use certain intellectual property rights;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree in this Amendment as follows:

1.
Amendments.
a.
The following definitions are hereby added to the end of Section 1 of the Agreement:

“Amendment No. 3. The term “Amendment No. 3” means Amendment No. 3 to the Agreement dated as of the Amendment No. 3 Effective Date.

Amendment No. 3 Effective Date. The term “Amendment No. 3 Effective Date” means August 1, 2022.

Amendment No. 3 Patent Rights. The term “Amendment No. 3 Patent Rights” means Broad Patent Rights, Research Patent Rights and Silencing Patent Rights. For clarity, Amendment No. 3 Patent Rights are not defined as Improvements.

Broad Patent Rights. The term “Broad Patent Rights” means the Patent Rights listed on Exhibit 1 to Amendment No. 3.

Research Patent Rights. The term “Amendment No. 3 Research Patent Rights” means the Patent Rights listed on Exhibit 2 to Amendment No. 3.

Silencing Patent Rights. The term “Silencing Patent Rights” means the Patent Rights listed on Exhibit 3 to Amendment No. 3.

Silencing Field. The term “Silencing Field” means [**]

b.
Section 3.6 is hereby deleted and replaced by the following:

“3.6 Grant Back Licenses.

3.6.1. Joint IP Rights. MAGENTA hereby grants to HDPR a worldwide, royalty-free, fully paid-up, perpetual, irrevocable, non-exclusive, freely sublicensable (through multiple tiers) license under MAGENTA’s right, title and interest in and to Joint IP Rights for non-clinical research purposes only. In addition, MAGENTA hereby grants to HDPR a worldwide, royalty-free, fully paid-up, perpetual, irrevocable, non-exclusive, sublicensable (through multiple tiers) license under MAGENTA’s right, title and interest in and to those Joint IP Rights that are necessary for the discovery, manufacture, development, or commercialization of Amanitin Compounds or other HDPR products containing Amanitin Compounds, to develop, use, make, have made, import, export, sell, offer for sale and otherwise exploit products containing Amanitin, Linkers or Amanitin Toxin Constructs, but excluding products directed at (i) any Exclusive

Research Target during the applicable Target Research Term, or (ii) any Development Target.

3.6.2. Amendment No. 3 Patent Rights.

(a) Research Patent Rights. MAGENTA hereby grants to HDPR a worldwide, royalty-free, fully paid-up, perpetual, irrevocable, non-exclusive, freely sublicensable (through multiple tiers) license under MAGENTA’s right, title and interest in and to Research Patent Rights for non-clinical research purposes only.

(b) Broad Patent Rights. MAGENTA hereby grants to HDPR a worldwide, royalty-free, fully paid-up, perpetual, irrevocable, non-exclusive, sublicensable (through multiple tiers) license under MAGENTA’s right, title and interest in and to Broad Patent Rights to develop, use, make, have made, import, export, sell, offer for sale and otherwise exploit products containing Amanitin, Linkers or Amanitin Toxin Constructs, but excluding products directed at (i) any Exclusive Research Target during the applicable Target Research Term, or (ii) any Development Target.

(c) Silencing Patent Rights. MAGENTA hereby grants to HDPR a worldwide, royalty-free, fully paid-up, perpetual, irrevocable, non-exclusive, sublicensable (through multiple tiers) license under MAGENTA’s right, title and interest in and to Silencing Patent Rights in the Silencing Field in the Territory to develop, use, make, have made, import, export, sell, offer for sale and otherwise exploit products containing Amanitin, Linkers or Amanitin Toxin Constructs, but excluding products directed at (i) any Exclusive Research Target during the applicable Target Research Term, or (ii) any Development Target.

3.6.3. Grant Back License Definition. The licenses set forth in Sections 3.6.1 and 3.6.2 are hereby defined as the “Grant Back Licenses”. For the avoidance of doubt, HDPR is prohibited from using the Grant Back Licenses for the clinical development or commercialization of Compounds or Products.

3.6.4. HDPR Sublicensing. HDPR will have the right to grant sublicenses, through multiple tiers, under the rights granted to it (i) in Section 3.6.2(a), Section 3.6.2(b) and Section 3.6.2(c), to its Affiliates and to Third Parties; provided that any such sublicenses will be granted pursuant to a written agreement that is consistent with the terms and conditions of this Agreement. If HDPR wants to grant any sublicense to the Patent Rights set forth in Section 3.6.2(b) to a Third Party, it shall first provide Magenta with at least [**] prior written notice and the Parties will then discuss whether to coordinate efforts with respect to possibly granting an exclusive license to such Patent Rights to such Third Party. In addition, HDPR will provide written notice to Magenta of any sublicenses that it grants to any Third Party under Sections 3.6.2(b) or (c).”

d.
The following new Section 13.2.4 is hereby added to the Agreement immediately following Section 13.2.3:

“13.2.4 The Parties, will use commercially reasonable efforts to file Patent Rights for Improvements as either MAGENTA IP Improvements or as HDPR IP Improvements to the extent reasonably possible, taking into account the requirements of various jurisdictions. Patent Rights may also be filed as Joint IP Rights if the JPC decides that adequate protection for the Compounds and Products in such jurisdiction cannot be achieved only through the filing of Patent Rights directed at MAGENTA IP Improvements and/or at HDPR IP Improvements. By way of non-limiting example, Patent Rights with respect to Improvements to Amanitin, Linkers, or Amanitin Toxin Constructs would likely be filed as HDPR IP Improvements whereas Patent Rights with respect to Improvements to Products and Compounds against Exclusive Development Targets would likely be Joint IP Rights; provided that in each case taking into account any considerations and possible implications to providing adequate protection in doing so.”

e.
Section 13.5.1 is hereby deleted and replaced with the following:

“HDPR IP Rights. HDPR shall, at its sole cost and acting in its sole discretion, be responsible for Handling the Patent Rights included in the HDPR IP Rights and HDPR Improvements. HDPR shall promptly provide MAGENTA with copies of any material official correspondence to or from patent offices regarding the Patent Rights included in the HDPR Improvements. HDPR shall provide MAGENTA with a reasonable opportunity to review and comment on material filings relating to such Patent Rights before such filings are submitted to any relevant patent office or governmental authority, and shall give reasonable, good faith, consideration to comments offered by MAGENTA with respect thereto in any final filings submitted by HDPR to any relevant patent office or governmental authority; provided that HDPR shall have the final decision with respect thereto. Without limiting the immediately preceding sentence, HDPR shall provide to MAGENTA (i) any draft new first-patent priority application intended for filing, (ii) the draft of any other new application containing data generated under this Agreement (not including continuations or divisionals, but including continuations-in-part) and/or (iii) additional claims to a PCT application or any national equivalent filing thereof, with respect to (i), (ii) and (iii) to the extent that it constitutes an HDPR Improvement (each a “New HDPR Application”) for review at least [**] before filing. If such [**] review period cannot be maintained due to upcoming disclosure, as discussed in the JPC according to Section 13.7.2(c) below, the Parties will work together in good faith to review on an expedited basis. Should HDPR intend not to Handle a Patent Right included in the HDPR IP Rights (solely to the extent that such HDPR IP Rights are reasonably necessary or useful for the discovery, manufacture, development or commercialization of Compounds or Products) or HDPR Improvements in a country in the Territory, it shall promptly advise MAGENTA thereof. At the written request of MAGENTA, HDPR shall, at its sole discretion, either continue to Handle such Patent Right at its own cost or, at no cost and no further consideration execute and deliver any documents as may be legally required to permit MAGENTA to Handle any such Patent Right, and MAGENTA may thereafter Handle any such Patent

Right at MAGENTA’s own cost (subject to the remainder of this Section 13.5.1) and sole discretion, to the extent that MAGENTA desires to do so. For sake of clarity, HDPR shall use commercially reasonable efforts to maintain any such Patent Right which MAGENTA requested to Handle until responsibility for any such Patent Right has been transferred to MAGENTA (at which point such Patent Rights will be deemed “MAGENTA Handled Patent Rights” hereunder). For clarity, such MAGENTA Handled Patent Rights will continue to be owned by HDPR. If any royalties become due from MAGENTA to HDPR under Section 9.4 with respect to Net Sales of any Product in a country that is Covered by any MAGENTA Handled Patent Rights in such country but is not Covered by any other Patent Rights included in the HDPR IP Rights, HDPR Improvements or Joint IP Rights in such country, (i) HDPR will promptly reimburse to MAGENTA all costs and expenses incurred by MAGENTA in connection with the applicable MAGENTA Handled Patent Rights, and (ii) MAGENTA shall pay to HDPR any such royalties in accordance to the terms and conditions of this Agreement.”

f.
Section 13.5.2 is hereby deleted and replaced by the following:

“Section 13.5.2 MAGENTA IP Rights.

(a) MAGENTA shall, at its sole cost and acting in its sole discretion, Handle all Patent Rights included in the MAGENTA IP Rights, MAGENTA IP Improvements, Joint IP Rights, and Amendment No. 3 Patent Rights; provided that MAGENTA shall provide HDPR with a reasonable opportunity to review and comment on material filings relating to Joint IP Rights and any Amendment No. 3 Patent Rights before such filings are submitted to any relevant patent office or governmental authority and shall give reasonable, good faith, consideration to comments offered by HDPR with respect thereto in any final filings submitted by MAGENTA to any relevant patent office or governmental authority; and further provided that MAGENTA shall have the final decision with respect thereto. Without limiting the immediately preceding sentence, MAGENTA shall provide to the JPC (i) any draft new first-patent priority application intended for filing, (ii) the draft of any other new application containing data generated under this Agreement (not including continuations or divisionals, but including continuations-in-part), and/or (iii) additional claims to a PCT application or any initial national equivalent filing thereof, with respect to (i), (ii) and (iii) to the extent that it constitutes a MAGENTA IP Improvement, a Joint IP Right or an Amendment No. 3 Patent Right (each a “New Application”) for review at least [**] before filing. If such [**] review period cannot be maintained due to upcoming disclosure, as discussed in the JPC according to Section 13.7.2(c) below, the Parties will work together in good faith to review on an expedited basis. MAGENTA shall promptly provide the JPC with copies of any material official correspondence to or from patent offices regarding the Patent Rights included in the Joint IP Rights or Amendment No. 3 Patent Rights. In case of a violation by MAGENTA of this Section 13.5.2(a), (i) such violation shall constitute a material breach of the Agreement (without limiting or impacting whether a breach of any other provision of the Agreement would constitute a material breach) and (ii)

MAGENTA hereby grants to HDPR and HDPR hereby accepts a worldwide, royalty-free, fully paid-up, perpetual, irrevocable, non-exclusive, freely sublicensable (through multiple tiers) license to any Patent Rights filed or prosecuted in violation of this Section 13.5.2(a). If such breach gives rise to HDPR’s ability to terminate all or a part of this Agreement under Section 18.2.1 as a result of such breach, HDPR shall be required to provide written notice of termination to MAGENTA within [**] after giving written notice of such breach to MAGENTA according to Section 18.2.1 if HDPR wants to exercise such termination right; for clarity, if HDPR does not deliver such written notice to MAGENTA within such [**] period, HDPR’s right to terminate all or a part of this Agreement as a result of such breach shall expire. The foregoing remedy for a violation by MAGENTA of this Section 13.5.2(a) shall be non-exclusive and without prejudice to any other rights or remedies HDPR may seek against MAGENTA for such violation; nor does such foregoing remedy alter any of MAGENTA’s rights to dispute such breach or stay such termination if it elects to do so under Section 18.2.1.

(b) Should MAGENTA decide that it does not desire to Handle a Patent Right included in the Joint IP Rights or any of the Amendment No. 3 Patent Rights in a country in the Territory, it shall promptly advise HDPR thereof. At the written request of HDPR, MAGENTA shall, at no cost and no further consideration execute and deliver any documents as may be legally required to effect the assignment of any such Patent Right in such country to HDPR. HDPR may thereafter Handle any such Patent Right at HDPR’s own cost and sole discretion, to the extent that HDPR desires to do so. For sake of clarity, MAGENTA shall use commercially reasonable efforts to maintain any such Patent Right which HDPR requested to Handle until the assignment of any such Patent Right has been effected.”

g.
The following new Section 13.5.3 is hereby added to the Agreement immediately following Section 13.5.2:

“Section 13.5.3.

(a) Commencing on the Amendment No. 3 Effective Date and continuing for the remainder of the Agreement Term, MAGENTA shall not file any patent application disclosing, or otherwise disclose to a Third Party (except to Permitted Recipients and as required pursuant to Applicable Law or a valid order of a court of competent jurisdiction or governmental body), any Know-How generated by or for MAGENTA in the performance of Technology Research Activities in connection with any Target (all such Know-How, “Target-Based IP”) unless and until MAGENTA exercises its Exclusive Research Option Right with respect to such Target; for clarity, the Know-How in the previous clause only refers to Know-How generated (i) through the use or application of any Know-How owned or Controlled by HDPR or (ii) using Amanitin, Amanitin Toxin Constructs, Antibody-drug conjugates or Confidential Information provided by HDPR to Magenta. Target-Based IP excludes Know-How that (i) is or becomes generally available to the public other than through fault (whether by action or inaction) or negligence of MAGENTA or its Permitted Recipients, (ii) can be evidenced by

MAGENTA’s written records to have been already known to MAGENTA, (iii) is obtained at any time lawfully by MAGENTA from a Third Party under circumstances permitting its use or disclosure, or (iv) is developed independently by or for MAGENTA as evidenced by written records other than through knowledge of Know-How generated by or for MAGENTA in the performance of Technology Research Activities. In case of a violation by MAGENTA of this Section 13.5.3(a), (1) such violation shall constitute a material breach of the Agreement (without limiting or impacting whether a breach of any other provision of the Agreement would constitute a material breach) and (2) MAGENTA hereby grants to HDPR and HDPR hereby accepts a worldwide, royalty-free, fully paid-up, perpetual, irrevocable, non-exclusive, freely sublicensable (through multiple tiers) license under MAGENTA’s right, title and interest in and to any Patent Rights filed in violation of this Section 13.5.3(a) to develop, use, make, have made, import, export, sell and offer for sale products containing Amanitin, Linkers or Amanitin Toxin Constructs, but excluding products directed at a Development Target. The foregoing remedy for a violation by MAGENTA of this Section 13.5.3(a) shall be exclusive and HDPR may not seek other retribution against MAGENTA for such violation.

(b) Upon exercise of its Exclusive Research Option Right with respect to a Target, (i) the obligations of non-filing and non-disclosure in Section 13.5.3.(a) shall terminate with respect to the Target-Based IP for such Target; and (ii) the Parties shall have the right to Handle Patent Rights disclosing Target-Based IP for such Target (all such Patent Rights, “Target-Based Patent Rights”) pursuant to Section 13. If (i) MAGENTA does not exercise the Development Option Right during the applicable Target Research Term or (ii) this Agreement or a license is terminated with respect to a Product, Exclusive Research Target or Development Target by HDPR for MAGENTA’s material breach in accordance with Section 18.2.1 or by MAGENTA at-will pursuant to Section 18.2.3, MAGENTA will, and hereby does grant to HDPR, effective upon the lapse of the applicable Target Research Term or termination, respectively, a worldwide, royalty-free, fully paid-up, perpetual, irrevocable, non-exclusive, freely sublicensable (through multiple tiers) license under MAGENTA’s rights, titles and interests in and to such Target-Based Patent Rights to develop, use, make, have made, import, export, sell and offer for sale products containing Amanitin, Linkers or Amanitin Toxin Constructs, but excluding products directed at a Development Target.”

h.
The following new Section 13.7 is hereby added to the Agreement immediately following Section 13.6:

“13.7 Joint Patent Committee. Within fifteen (15) Business Days after the Amendment No. 3 Effective Date, the Parties will establish a joint patent committee (the “Joint Patent Committee” or “JPC”), which shall be independent of the JSC to oversee and coordinate certain Patent Rights and related matters as set forth in this Section 13.

13.7.1 Formation and Composition. The JPC will be comprised of at least one (1) but up to two (2) attorneys representing each

Party. Each Party’s representative(s) on the JPC will include the senior attorney of the Party or otherwise have the seniority and experience appropriate in light of the functions and responsibilities of the JPC. In addition, each Party may invite a reasonable number of additional subject matter experts, outside counsel or relevant personnel of such Party to participate in discussions and meetings of the JPC on an ad-hoc basis. Each Party may replace its representative(s) on the JPC at any time by providing notice in writing to the other Party. The JPC will conduct its responsibilities hereunder in good faith and with reasonable care and diligence.

13.7.2 Function and Powers. The JPC will:

(a)
in coordination with the JSC, act as a forum for discussion and review of any Improvements;
(b)
discuss the delineation of all Patent Rights that contain or constitute Improvements as MAGENTA IP Improvements, HDPR IP Improvements or Joint IP Rights;
(c)
discuss any upcoming publications that might trigger the need for the filing of a New HDPR Application or of a New Application;
(d)
coordinate and oversee, pursuant to this Section 13, the filing, prosecution, maintenance and enforcement of all Patent Rights that Cover, rely on or are derived from Improvements; and
(e)
perform such other functions as set forth in this Agreement, or as the Parties may mutually agree, except where in conflict with any provision of this Agreement.

13.7.3 Meetings, Procedural Rules and Minutes. The JPC shall meet in person, by teleconference or by videoconference at least semi-annually, or with such other frequency as the Parties may mutually agree. Meetings of the JPC will be effective only if at least one (1) JPC representative from each Party is present or participating in such meeting (at which time, a quorum will exist), and each Party shall use reasonable efforts to ensure that at least one (1) of its JPC representatives attends each such meeting. The JPC will take action by consensus of the JPC representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of JPC representatives of such Party in attendance, and each Party will use good faith efforts to reach consensus on all issues discussed during the JPC meeting. Unless the Parties agree otherwise, no minutes will be prepared for JPC meetings. Any dispute between the Parties with regard to any matters within the purview of the JPC should be subject to procedures set forth in Section 13.7.4.

13.7.4 Patent Resolution Procedures. In the event the Parties cannot agree on a particular action with respect to any Patent Rights or related matters presented at any JPC meeting or within a period of [**]

thereafter, or other time period that the Parties mutually agree upon, then in each case, such matter will be managed in accordance with Section 19.2.”

i.
The following new Sections 14.4 and 14.5 are hereby added to the Agreement immediately following Section 14.3:

“14.4 Representations and Warranties of MAGENTA. MAGENTA represents and warrants to HDPR that, as of the Amendment No. 3 Effective Date, that:

(a)
no Third Party has any right, title or interest in the Amendment No. 3 Patent Rights;
(b)
MAGENTA is entitled to grant the licenses under the Amendment No. 3 Patent Rights;
(c)
the grant of the licenses by MAGENTA under the Amendment No. 3 Patent Rights does not require MAGENTA to notify any Third Party, or exercise any right, perform any obligation, or otherwise satisfy any requirement under any agreement between MAGENTA and a Third Party that would prevent the grant of such licenses; and
(d)
other than the Amendment No. 3 Patent Rights listed in Exhibits 1 through 3 herein, MAGENTA does not own or Control any other Patent Rights that arise or was derived from MAGENTA’s use of any (i) Know-How owned or Controlled by HDPR or (ii) Amanitin, Amanitin Toxin Constructs, Antibody-drug conjugates or Confidential Information, in each case, provided by HDPR to MAGENTA; excluding those Patent Rights listed in Exhibit 4.

14.5 Covenants of MAGENTA. MAGENTA covenants to HDPR that, from and after the Amendment No. 3 Effective Date and during the Agreement Term of this Agreement:

(a)
it shall not, and shall cause its Affiliates to not, assign, transfer, convey, option or grant any rights to the Amendment No. 3 Patent Rights that are inconsistent with or would conflict with or limit the scope of any of the rights or licenses granted to HDPR hereunder; and
(b)
it shall not, and shall cause its Affiliates to not (i) license, sell, assign or otherwise transfer to any Person (other than to a successor in interest as permitted under Section 19.3) any Amendment No. 3 Patent Rights (or agree to do any of the foregoing) or (ii) incur or permit to exist, with respect to any Amendment No. 3 Patent Rights, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties or other restriction (including in connection with any indebtedness) that would reduce or adversely affect HDPR's rights hereunder.”

j.
Section 18.3.2(a) is hereby deleted and replaced by the following:

“all rights and licenses granted by a Party to another Party under this Agreement shall terminate; provided that MAGENTA’s Grant Back License to HDPR under Section 3.6 of this Agreement shall not terminate, but shall continue to remain in full force and effect;”

2.
The Parties agree that HDPR will effect a Transfer to MAGENTA, or its designee, of all Know-How Controlled by HDPR or [**], or its successor, as applicable, that is necessary for the process for the manufacture of Amanitin Toxin Construct and Amanitin in non-GMP and GMP-quality, including all associated methods, standards and processes as more fully described in the Manufacturing Technology Transfer Agreement between the Parties effective as of the Amendment No. 3. Effective Date.
3.
Release. The Parties, on behalf of themselves and their Affiliates, directors, officers, successors and assigns, releases each other and their respective Affiliates, directors, officers, successors and assigns from any and all claims arising from or related to Section 13 of the Agreement (the “Released Claims”), known or unknown, that accrued before the Amendment No. 3 Effective Date. The Parties represent and warrant that they: (i) have the authority to enter into this Release; and (ii) have not assigned the Released Claims, in whole or in part.
4.
Controlling Nature; Modification; No Other Changes. Upon the execution of this Amendment by the authorized representative of each Party, the Agreement shall be amended in accordance herewith, and this Amendment shall form a part of the Agreement for all purposes. Except as expressly provided in Section 1 of this Amendment, all other terms as set forth in the Agreement shall remain the same and shall remain in full force and effect.
5.
Governing Law. This Amendment shall be governed by the laws of the State of New York, USA, without regard to any conflicts of laws concepts that would apply the substantive law of some other jurisdiction.
6.
Counterparts. This Amendment may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signatures to this Amendment transmitted by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Amendment shall have the same effect as physical delivery of the paper document bearing original signature.
7.
Except as expressly set forth in this Amendment, all other provisions of the Agreement shall remain unaffected and in full force and effect.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have entered into this Amendment No. 3 to the Agreement as of the Amendment No. 3 Effective Date.

Heidelberg Pharma Research GmbH

By: /s/ Prof. Dr. Andreas Pahl	By: /s/ Dr. George Badescu
Name: Prof. Dr. Andreas Pahl	Name: Dr. George Badescu
Title: CSO	Title: CBO

Magenta Therapeutics, Inc.

By: /s/ Jason Gardner
Name: Jason Gardner
Title: President and CEO

Exhibit 1

Broad Patent Rights

[**]

Exhibit 2

Research Patent Rights

[**]

Exhibit 3

Silencing Patent Rights

[**]

Exhibit 4

Excluded Patent Rights

[**]